UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2021

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
935 Stewart Drive, Sunnyvale, California, 94085
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events
Stock Repurchase Program
On August 19, 2021, Trimble announced that its board of directors approved the repurchase of up to $750 million of its common stock. The stock repurchase authorization does not have an expiration date and replaces the prior authorization of $600 million, of which $50.7 million was remaining and has been cancelled.
Under the stock repurchase program, Trimble may repurchase shares from time to time in open market transactions, privately-negotiated transactions, accelerated share repurchase programs, tender offers, or by other means. The timing and actual number of any shares repurchased will depend on a variety of factors, including market conditions, Trimble’s share price, other available uses of capital, applicable legal requirements, and other factors. The program may be suspended, modified or discontinued at any time without prior notice.
Year to date, Trimble repurchased approximately 0.6 million shares of its common stock in open market purchases at an average price of $71.24 per share for a total of approximately $40 million, which was under the prior authorization.
The press release announcing the stock repurchase program is attached as Exhibit 99.1 and incorporated by reference.

Exhibit No.	Description
99.1	Press Release, dated August 19, 2021, of Trimble Inc.
104	The cover page from this Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Date: August 19, 2021	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel